UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by the Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
GREEN BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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August 2, 2011
Dear Green Bankshares Shareholder:
We have previously sent to you proxy materials for the special meeting of shareholders of Green Bankshares, Inc. to be held on Wednesday, September 7, 2011. The purpose of the special meeting is to obtain the shareholder approvals needed to complete the transactions contemplated by the Investment Agreement that we entered into with North American Financial Holdings, Inc. (“NAFH”) on May 5, 2011, pursuant to which NAFH has agreed, subject to certain conditions more fully described in the proxy statement, to purchase for $217,019,000 in cash, 119,900,000 shares of Common Stock, at a purchase price of $1.81 per share.
If NAFH’s investment in Green Bankshares is consummated you will retain your Green Bankshares Common Stock and receive one contingent value right (“CVR”) per share of Common Stock that you own that would entitle you to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s existing loan portfolio. Following consummation of NAFH’s investment in Green Bankshares, it is anticipated that NAFH will own approximately 90.1% of Green Bankshares’ outstanding Common Stock. Your Board of Directors recommends that Green Bankshares’ shareholders vote FOR all matters detailed in the proxy statement mailed to you on July 27, 2011.
Why Your Board of Directors Is Seeking Your Approval for the Transactions:
As discussed in the proxy statement, due to weakened economic conditions which led to significantly elevated credit losses, the Company reported net losses in 2008, 2009 and 2010, as well as the 1st quarter of 2011. During the 4th quarter of 2010, GreenBank’s capital fell below — and currently remains below — levels required by current informal commitments to, and proposed formal agreement with, the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions.
As described in the proxy statement, beginning in the third quarter of 2010, the Board of Directors began to work closely with management and the Company’s financial advisor to explore reasonably available strategic alternatives to address the Company’s credit, financial and regulatory challenges. Following extensive discussions with potential private equity investors and potential strategic partners, the Board of Directors determined that entering into the proposed Investment Agreement with NAFH and the transactions contemplated by the Investment Agreement were in the best interests of the Company and its shareholders. As outlined in the proxy, the Board of Directors reached this conclusion based on several factors including its review of stock price performance of other companies that entered into recapitalization transactions similar to the proposed transaction with NAFH, and the fact that the NAFH recapitalization transaction offers the Company’s shareholders an opportunity to remain shareholders of the Company and ultimately shareholders of NAFH.
What Will Happen to Your Shares of Green Bankshares Common Stock Following the Transactions:
In connection with the transaction with NAFH, shares of Green Bankshares Common Stock that you own will remain outstanding immediately following closing of the transaction and are not being cashed out as part of the transaction. As a result, unless you buy or sell shares of Green Bankshares Common Stock on the open market, you will continue to own the same number of shares of Green Bankshares Common Stock that you own today immediately following consummation of NAFH’s investment in Green Bankshares. The CVRs that will be issued in connection with the transaction are in addition to your shares of Common Stock and are not being issued in exchange for these shares. As described in the proxy statement, it is expected that
Green Bankshares will be merged with and into NAFH following consummation of NAFH’s investment in Green Bankshares. If this merger is consummated, your shares of Green Bankshares Common Stock are expected to be exchanged for shares of NAFH Class A common stock based on the relative pro forma tangible book value per share of the common stock of Green Bankshares and NAFH.
What Will Happen if the Transactions Contemplated by the Investment Agreement are not Completed:
If the shareholders of Green Bankshares do not approve the proposal in the proxy statement, NAFH will not make the approximately $217 million investment in Green Bankshares and Green Bankshares will have capital levels below the levels required by its current informal commitments to, and proposed formal agreement with, the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. The Board of Directors believes that the Company’s business, financial results and prospects could be materially and adversely affected if the transaction with NAFH is not completed.
Transactions This Important Cannot Happen Without Your Support
Your vote is important, regardless of the number of shares you own. Any shares that are not voted or that abstain have the same effect as voting against proposals described in the proxy statement that are conditions to the completion of NAFH’s investment in the Company.
Please use the enclosed proxy card to vote FOR all proposals—by telephone, by Internet or by signing, dating and returning the proxy card in the envelope provided. Even if you plan to attend the special meeting and vote in person, voting now will assure that your vote is counted if you ultimately are unable to attend.
We thank you for your participation and support for this transaction.
Sincerely,
The Board of Directors
If you have any questions, or need assistance in
voting your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE AT (888) 750-5834

Additional Information and Where to Find It
The Company has filed a definitive proxy statement regarding the proposed NAFH investment transaction with the SEC. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a copy of the proxy statement free of charge at the SEC’s website, http://www.sec.gov or by directing a request to the Company at 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743
Participants in the Solicitation
The Company and its directors, executive officers, certain members of management, and employees may have interests in the proposed NAFH investment transaction or be deemed to be participants in the solicitation of proxies of the Company’s shareholders to approve the matters necessary to be approved to facilitate the proposed investment transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Green Bankshares’ 2011 Annual Meeting of Shareholders filed with the SEC on April 8, 2011 and the definitive proxy statement related to the proposed NAFH investment transaction.